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                                                                       EXHIBIT 1

                                [FORM OF NOTICE]



            Notice is hereby given that UtiliCorp United Inc., a Delaware corporation, ("UtiliCorp") has filed an application on behalf of Eastern Energy Ltd., an electric utility company organized under the laws of Australia ("Eastern Energy"), for an exemption under Section 3(b) of the Public Utility Holding Company Act of 1935, as amended, (the "1935 Act"). UtiliCorp asserts that, by virtue of the order declaring that Eastern Energy is entitled to the exemption provided by Section 3(b) of the 1935 Act, UtiliCorp and its subsidiaries formed in connection with its acquisition of an interest in Eastern Energy, would become exempt from all obligations as a holding company under Rule 10 promulgated by the Commission under the 1935 Act and exempt from Section 9(a)(2) of the 1935 Act pursuant to Rule 11(b)(1) promulgated thereunder. All interested persons are referred to the application, which is summarized below, for a complete statement of the facts.

            UtiliCorp proposes to participate in a consortium (the "Consortium") that will prepare a bid to acquire Eastern Energy. Eastern Energy is one of the five electric distribution companies created by the state of Victoria, Australia. The Victorian government commenced the sale of the five electric distribution companies in June, 1995. The first company to be sold was United Energy Ltd. ("United"), which was sold to a consortium led by UtiliCorp and which is exempt without qualification from the 1935 Act pursuant to Section 3(b). UtiliCorp holds a 49.9% indirect equity interest in United.

            The Consortium will be comprised of a special purpose subsidiary of UtiliCorp organized under the laws of Delaware ("UtiliCorp Sub") and three institutional investors from Australia. UtiliCorp Sub will be owned up to 100% by UtiliCorp Asia Pacific, Inc., a



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Delaware corporation and wholly-owned subsidiary of UtiliCorp ("UtiliCorp
Asia"). Due to tax, legal and regulatory considerations, it may be advisable for UtiliCorp to structure the transaction using one or more intermediate companies to be owned by UtiliCorp Sub (referred to herein collectively as "Australian Holding Company"). In addition, to accommodate Australian tax considerations, it may be necessary to effect the transaction through a series of asset and stock acquisitions. Regardless of how the transaction is structured it is expected that, if the Consortium's bid is accepted, UtiliCorp will acquire an indirect equity interest in Eastern Energy of up to 20%.

            Neither UtiliCorp nor any corporation owned or controlled by UtiliCorp is a "holding company" subject to regulation under the 1935 Act or a "subsidiary company" of a "holding company" subject to regulation under the 1935 Act. Eastern Energy is not a public utility company operating in the United States and does not, and following the proposed acquisition will not, serve any customers in the United States. Eastern Energy does not derive any income from United States operations or sources within the United States.

            UtiliCorp states that the proposed acquisition of its interest in Eastern Energy would not affect in any way Eastern Energy's current status as an electric utility company regulated by Australian authorities under Australian law. UtiliCorp asserts that, since the operations of Eastern Energy as a "public-utility company" within the meaning of Section 2(a)(5) of the 1935 Act will be exclusively within Australia, its sales and revenues, and the regulation thereof, have little or no effect on the rates and business of electric sales and generation within the United States. Accordingly, UtiliCorp asserts that regulation of Eastern Energy as a subsidiary of a holding company is not necessary for either the public interest or for the protection of investors, and therefore no regulatory purpose would be served by treating Eastern Energy as a subsidiary of a holding company.



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            UtiliCorp states that, as a special purpose subsidiary to be formed for the primary purpose of acquiring an interest in Eastern Energy, UtiliCorp Sub will derive no income from United States operations and will not be a public utility company operating in the United States. UtiliCorp Sub will not engage in any business other than the acquisition of Australian public utility companies, supervision of UtiliCorp's investments in Australian and the participation in the management and operations of Australian public utility companies. Accordingly, regulation of UtiliCorp Sub as a subsidiary of a holding company is not necessary for either the public interest or for the protection of investors.

            UtiliCorp asserts that Eastern Energy is entitled to the exemption without qualification provided for by Section 3(b) of the 1935 Act, and accordingly, that UtiliCorp, UtiliCorp Asia, UtiliCorp Sub and Australian Holding Company are entitled to the exemption from all obligations as a holding company provided for by Rule 10(a)(1) of the 1935 Act.

            In addition, if Eastern Energy is exempt without qualification under
Section 3(b) of the 1935 Act, then UtiliCorp, UtiliCorp Asia, UtiliCorp Sub and Australian Holding Company would be entitled under Rule 11(b)(1) to an exemption from Section 9(a)(2) of the 1935 Act.

            Notice is further given that any interested person may, not later than October __, 1995, request in writing that a hearing be held in respect of the request for exemption, relating to the nature of his interest and the reasons for each request, and the issues of fact or law which he decides to controvert; or he may request that he be notified should the Commission order a hearing herein. Any such request should be addressed: Secretary, Securities and Exchange Commission, Washington, DC 20549. At any time after said date, the Commission may grant the exemption requested, or take such other action as it deems appropriate.